PROSPECTUS

                     SOVEREIGN BANCORP, INC.

                    Dividend Reinvestment and
                       Stock Purchase Plan

     This Prospectus relates to the 831,600 shares of common stock, no par value, of Sovereign Bancorp, Inc. registered for sale under its Dividend Reinvestment and Stock Purchase Plan.

     Of these shares, 312,120 were purchased prior to the date of this Prospectus.  This Prospectus relates to the remaining
519,480 of such shares.  It is suggested that this Prospectus be retained for future reference.
                      ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS.  ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.
                      ____________________

        The date of this Prospectus is October 16, 1995.
                        TABLE OF CONTENTS
                                                             Page
Available Information...................................       5
Incorporation of Certain Information by Reference.......       5
Highlights of the Plan..................................       6
Sovereign...............................................       7
The Plan................................................       7
     Purpose............................................       7
     Advantages.........................................       8
     Administration.....................................       8
     Participation......................................       9
     Purchases and Price of Shares......................      11
     Reports to Participants............................      12
     Dividends on Fractions.............................      12
     Certificates for Shares............................      12
     Custody Service....................................      13
     Withdrawals........................................      13
     Other Information..................................      14
     Employees..........................................      14
     Federal Income Tax Consequences....................      15
Use of Proceeds.........................................      16
Description of Capital Stock............................      16
Legal Matters...........................................      21
Experts.................................................      21
Indemnification.........................................      21
                  SOVEREIGN BANCORP LETTERHEAD


Fellow Shareholders:

     As a holder of Sovereign Bancorp, Inc. Common Stock, you are able to participate in Sovereign's Dividend Reinvestment and Stock Purchase Plan. Under this Plan, you may elect to have your Sovereign Bancorp dividends automatically reinvested in additional shares of Common Stock through voluntary cash payments.

     We are pleased to inform you that as of October 12, 1995, Chemical Mellon Shareholder Services is acting as transfer agent, registrar and dividend distribution agent for Sovereign Bancorp's Common Stock. Accordingly, all dividend reinvestment and stock purchase correspondence should now be directed to Chemical Mellon Shareholder Services. The new addresses are as follows:

By Regular Mail:                 By Hand, Courier or
                                 Registered Mail:

Mellon Securities Trust Company  Mellon Securities Trust Company
Dividend Reinvestment            Commerce Court
P.O. Box 750                     4 Station Square - 3rd Floor
Pittsburgh, PA  15230            Pittsburgh, PA  15219

     Please mention Sovereign Bancorp, Inc. in all your correspondence. If you prefer, you may call Chemical Mellon
Shareholder Services at 1-800-756-3353.

     Participation in this plan is entirely voluntary and you can, at any time, discontinue it. Details of the Plan, including information on Chemical Mellon Shareholder Services, the new agent for the Plan, are provided in this updated Prospectus. Please note that, if you are presently a participant in the Plan, you need not take any additional action at this time to continue your participation.

     We hope you will find this a convenient and inexpensive way to increase your ownership of Sovereign Bancorp, Inc.

Sincerely,



Richard E. Mohn                    Jay S. Sidhu
Chairman of the Board              President and Chief Executive
                                   Officer
          No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Sovereign Bancorp, Inc. ("Sovereign") since the date hereof.

                      AVAILABLE INFORMATION

     Sovereign is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 230 South Dearborn Street, Chicago, Illinois 60604, and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Sovereign has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the common stock being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by Sovereign with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to Sovereign and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Sovereign with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

     (a) Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) Sovereign's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

     (c)  Sovereign's Current Reports on Form 8-K dated
January 28, 1995, March 24, 1995, April 20, 1995, May 1, 1995,
May 17, 1995, July 10, 1995, and July 13, 1995; and

     (d)  Sovereign's Registration Statement on Form 8-A, filed
August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act.

     In addition, all documents filed by Sovereign pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     Sovereign hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for such copies should be directed to: Investor Relations Officer, Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Telephone: 610-320-8498).

                     HIGHLIGHTS OF THE PLAN

     Sovereign's Dividend Reinvestment and Stock Purchase Plan (the "Plan") provides holders of record of shares of Sovereign's common stock, no par value (the "Common Stock"), with a simple and convenient way to purchase additional shares without any brokerage commissions or other fees.

     Participants in the Plan may:

     - Automatically reinvest cash dividends on all of their shares of Common Stock.

     - Automatically reinvest cash dividends on fewer than all of their shares of Common Stock and continue to receive cash dividends on their remaining shares.

     - Invest by making optional cash payments up to specified limits in any quarter, whether or not any dividends on shares of Common Stock are being reinvested. Shares purchased with optional cash payments will automatically be enrolled in the Plan.

     - Avoid brokerage commissions, service charges or other fees in connection with purchases under the Plan.

     - Provide for safekeeping, free of charge, for all certificates representing shares of Common Stock through the Plan's free custodial service.

     - Avoid record keeping requirements and costs for any and all shares held by the Agent through the free custodial service and reporting provision of the Plan.

     As of the date of this Prospectus, purchases of shares of Common Stock with reinvested dividends are made at a 5% discount (the "Dividend Reinvestment Discount") from the "Current Market Price" as defined in the answer to Question 10. The Dividend Reinvestment Discount may be changed or eliminated, however, at Sovereign's discretion. Purchases of shares of Common Stock with optional cash are made at the Current Market Price. Sovereign may in its discretion permit purchases of shares of Common Stock with optional cash at a 5% discount from the Current Market Price (the "Optional Cash Payment Discount"), which Optional Cash Payment Discount may then be changed or eliminated at any time.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum payment of $50 up to a maximum total of $5,000 per quarter. The minimum and maximum amounts of quarterly optional cash purchases may be changed (or optional cash purchases may be eliminated), however, at Sovereign's discretion. Upon request to Sovereign, a participant may be permitted to make a larger investment as described in the answer to Question 12.

     Sovereign may, at its discretion, as to reinvested dividends on shares of Common Stock or optional cash payments or both, direct the purchase of treasury or newly-issued shares of Common Stock from Sovereign, or direct the purchase of shares of Common Stock in market transactions. Market transactions may be conducted in the over-the-counter market or by negotiated transactions and may be on such terms as to price, delivery and otherwise as Chemical Mellon Shareholder Services (the "Agent") may determine. Market transactions would provide no new funds for Sovereign.

     A complete description of the Plan is included below under the caption, "THE PLAN." Please read it carefully.

     To enroll in the Plan, a holder of shares of Common Stock need only complete the Plan Authorization Card which accompanies this Prospectus and return it to the Agent. To participate in the Plan's free custodial service, a holder of shares of Common Stock need only complete the Safekeeping Authorization Card which is included with this Prospectus and return the card and certificate(s) to the Agent.

     Holders of shares of Common Stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

            IF YOU HAVE QUESTIONS CONCERNING THE PLAN

By Regular Mail:                  By Hand, Courier or
                                  Registered Mail:

Mellon Securities Trust Company   Mellon Securities Trust Company
Dividend Reinvestment             Commerce Court
P.O. Box 750                      4 Station Square - 3rd Floor
Pittsburgh, PA  15230             Pittsburgh, PA  15219

     Please mention Sovereign Bancorp, Inc. in all your correspondence and, if you are a participant in the Plan, give the number of your account. If you prefer, you may call Chemical
Mellon Shareholder Services at 1-800-756-3353.

                            SOVEREIGN

     Sovereign is a registered thrift holding company incorporated under the laws of the Commonwealth of Pennsylvania. Sovereign, through its wholly-owned subsidiary, Sovereign Bank, a Federal Savings Bank ("Sovereign Bank"), originates single family, owner occupied, adjustable rate mortgage loans for its portfolio and fixed rate mortgage loans for sale in the secondary markets and retains servicing on the loans it sells. Sovereign also originates adjustable rate home equity lines of credit and offers a full range of deposit services.

     Sovereign's principal executive offices are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number at that address is (610) 320-8400.

                            THE PLAN

     The following is a question and answer statement of the provisions of the Plan.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of shares of Common Stock with a simple and convenient method of reinvesting their cash dividends and/or making optional cash payments toward the purchase of additional shares of Common Stock without payment of any brokerage commissions, service charges or other fees.
Such additional shares will be purchased either from Sovereign or in market transactions. To the extent that such additional shares are purchased from Sovereign, Sovereign will receive additional funds for general corporate purposes.

     The Plan offers eligible holders an opportunity to invest conveniently for long-term growth. The Plan is not intended to provide holders of shares of Common Stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit. Sovereign accordingly reserves the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

Advantages

2.   What are the advantages of the Plan?

     Participants in the Plan may:

     - Automatically reinvest cash dividends on all of their shares of Common Stock.

     - Automatically reinvest cash dividends on less than all of their shares of Common Stock and continue to receive cash dividends on their remaining shares.

     - Invest by making optional cash payments up to specified limits in any quarter, whether or not any dividends on shares of Common Stock are being reinvested. Shares purchased with optional cash payments will automatically be enrolled in the Plan.

     - Avoid brokerage commissions, service charges or other fees in connection with purchases under the Plan.

     - Provide for safekeeping, free of charge, for all certificates representing shares of Common Stock, including shares not participating in the Plan, through the Plan's free custodial service.

     - Avoid record keeping requirements and costs for any and all shares held by the Agent through the free custodial service and reporting provision of the Plan.

     As of the date of this Prospectus, purchases of shares of Common Stock with reinvested dividends are made at a 5% discount (the "Dividend Reinvestment Discount") from the "Current Market Price" as defined in the answer to Question 10. The Dividend Reinvestment Discount may be changed or eliminated, however, at Sovereign's discretion. Purchases of shares of Common Stock with optional cash are made at the Current Market Price. Sovereign may in its discretion permit purchases of shares of Common Stock with optional cash at a 5% discount from the Current Market Price (the "Optional Cash Payment Discount"), which Optional Cash Payment Discount may then be changed or eliminated at any time.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum of $50 up to a maximum of $5,000 per quarter. The minimum and maximum amounts of quarterly optional cash purchases may be changed (or optional cash purchases may be eliminated), however, at Sovereign's discretion. Upon request to Sovereign, a participant may be permitted to make a larger investment as described in the answer to Question 12.

     Full investment of funds is possible under the Plan because it permits a participant's account to be credited not only with full shares but also with fractional shares. Such fractional shares participate ratably in subsequent dividends. Statements reflecting each purchase will be sent to you as soon as practicable after each purchase for your account.

Administration

3.   Who administers the Plan for participants?

     Chemical Mellon Shareholder Services (the "Agent"), as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Agent holds for safekeeping the shares purchased for you together with shares forwarded by you to the Agent for safekeeping until termination of your participation in the Plan or receipt of your written request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Agent will be registered in the Agent's name or the name of its nominee, as your agent. In the event that the Agent should resign or otherwise cease to act as agent, Sovereign will appoint a new agent to administer the Plan.

     The Agent also acts as dividend disbursing agent, transfer agent and registrar for shares of Common Stock.

Participation

4.   Who is eligible to participate?

     All holders of record of at least one whole share of Common Stock are eligible to participate in the Plan. If you hold your shares in your own name, you may participate in the Plan. If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker's "street name" or in the name of a bank nominee), you must become a shareholder of record by having shares transferred into your own name or you must arrange with your record holder to participate in the Plan on your behalf.

     To facilitate participation by beneficial owners, Sovereign has made alternative arrangements with the Agent to reinvest dividends under the Plan by record holders such as brokers and bank nominees, on a per-dividend basis on behalf of beneficial owners (see answer to Question 9). However, beneficial owners who are not record holders may not make optional cash payments under the Plan.

     In addition, each employee of Sovereign or Sovereign Bank who participates in Sovereign's Employee Stock Purchase Plan automatically participates in the Plan with respect to shares of Common Stock held in the employee's Employee Stock Purchase Plan account. See answer to Question 27 for more details.

5.   Is partial participation possible under the Plan?

     Yes. If you desire that the dividends on only some of your shares held of record be reinvested under the Plan, you may indicate such number of shares on the Plan Authorization Card. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares. If, however, Sovereign effects a stock split or declares a stock dividend, all shares issuable as a result thereof will be deposited into your account and subject to reinvestment under the Plan.

6.   How does an eligible shareholder participate?

     You may join the Plan by completing and signing the Authorization Card which accompanies this Prospectus and returning it to the Agent. A postage-paid envelope is provided for this purpose. You may obtain an Authorization Card at any time by written request to the Agent, Chemical Mellon Shareholder Services, Dividend Reinvestment Dept., P.O. Box 750, Pittsburgh, PA 15230 or by telephoning the Agent at 1-800-756-3353.

     A broker or bank nominee may participate in the Plan on behalf of beneficial owners by signing and returning the Authorization Card, or may reinvest dividends on their behalf (but not make optional cash purchases) by signing and returning the Broker and Nominee Authorization Form (the "B & N Form") to the Agent. (See answer to Question 9.)

7.   When may an eligible shareholder join the Plan?

     If you are a shareholder of record, you may join the Plan at any time.

8. When will dividends be reinvested and/or additional optional cash purchases be made?

     When shares of Common Stock are purchased from Sovereign through the reinvestment of dividends, such purchases will be made on the "Investment Date" in each quarter. The Investment Date will be the fifteenth day of each of February, May, August and November if a business day and, if not a business day, the Investment Date will be the next preceding business day; provided that, in its discretion, Sovereign may defer the sale of shares to the Agent to a later date if necessary or advisable under applicable securities laws. Except in the case of such deferral, the Investment Date will coincide with the expected dividend payment date in those quarters in which a dividend is payable and, with respect to those quarters, the terms "Investment Date" and "dividend payment date" are used interchangeably in this Prospectus. In the event of any such deferral, the Investment Date will be the first date that sales may be made under applicable securities laws.

     Where market transactions are made, the Agent will make every effort to make the purchases promptly, beginning on the Investment Date and completing such purchases no later than 30 days from such date, except where completion at a later date is necessary or advisable under applicable securities laws. Such purchases may be made in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Agent. Neither Sovereign nor any participant shall have any authorization or power to direct the time or price at which shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

     If the Authorization Card is received prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If the Authorization Card is received on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record.
Record dates for payment of dividends will normally precede payment dates by approximately two weeks.

     See the answer to Question 12 for information concerning limitations on the minimum and maximum amounts of optional cash purchases that may be made each quarter and the answer to Question 13 for information as to when optional cash payments must be received to be invested on the Investment Date.

     Shares will be allocated and credited to participants' accounts as follows: (1) shares purchased from Sovereign will be allocated and credited on the appropriate Investment Date; and
(2) shares purchased in market transactions will be allocated and credited as of the date on which the Agent completes the purchases of the aggregate number of shares to be purchased. Depending on Sovereign's election, participants may be credited with shares purchased from Sovereign, shares purchased in market transactions or a combination of both.

9.   What does the Plan Authorization Card provide?

     - If you elect "Full Dividend Reinvestment," the Plan Authorization Card directs the Agent to apply toward the purchase of additional shares of Common Stock all your cash dividends on all the shares then or subsequently registered in your name, together with any optional cash payments.

     - If you elect to reinvest dividends on only a portion of your shares held of record, the Plan Authorization Card directs the Agent to apply all your cash dividends on the number of shares you specify on the Plan Authorization Card, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

     - If the "Optional Cash Payments Only" box on the Plan Authorization Card is checked, you will continue to receive cash dividends on shares registered in your name in the usual manner, but the Agent will apply any optional cash payment received with the Plan Authorization Card to the purchase of additional shares under the Plan.

     Also, by signing the Plan Authorization Card, you further direct the Agent to:

     - Reinvest automatically any subsequent dividends on shares accumulated and held in your Plan account. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis, until you withdraw from the Plan, or until the Plan is terminated.

     - Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all shares of Common Stock, including shares not participating in the Plan.

     The B & N Form provides that the broker or nominee who is the record holder of the shares which you beneficially own will provide the Agent, each time Sovereign declares a cash dividend, with written instructions on an appropriate form, identifying one or more beneficial owners and specifying as to each owner the number of full shares with respect to which the dividend is to be reinvested. The B & N Form, therefore, unlike the Plan Authorization Card, contemplates new instructions to the Agent each time a dividend is declared. The Agent, on the Investment Date, will reinvest the dividend payable with respect to the number of shares specified in the record holder's instructions for each identified owner in as many whole shares of Sovereign Common Stock as can be purchased with the total dividend paid with respect to each specified number of shares at the purchase price computed in accordance with the Plan. The remaining dividend, if any, will be paid in cash to the record holder. As soon as practicable following the Investment Date, the Agent will transmit to the record holder a listing containing the identification of each owner furnished by the record holder in its instructions and showing as to each such owner: (a) the number of shares specified for reinvestment of the dividend,
(b) the total dividend paid with respect to such shares, (c) the number of whole shares purchased, (d) the total cost of the shares purchased, (e) the amount of the total dividend not reinvested, and (f) the total dividend reportable for federal income tax purposes. Accompanying the listing will be a share certificate, registered in the name of the record holder, for the total number of shares purchased for each of the beneficial owners identified on the listing, and one check for the aggregate amount of the dividend not reinvested for such owners.

     The B & N Form and appropriate instructions must be received by the Agent not later than the record date for such dividend or no dividends will be reinvested based on such B & N Form.

Purchases and Price of Shares

10. How will the price of shares of Common Stock purchased under the Plan be determined?

     If Sovereign directs the purchase of treasury or authorized but unissued shares of Common Stock under the Plan from Sovereign, the "Current Market Price" is defined as the average of the mean between the daily high and low sales prices of the shares of Common Stock as published in the Wall Street Journal report of the NASDAQ National Market System for the ten trading days immediately preceding the Investment Date (as defined in the answer to Question 8), as the case may be, or, if no trading occurs in the shares of Common Stock on one or more of such trading days, for the ten trading days immediately preceding the Investment Date during which the shares of Common Stock were traded in the NASDAQ National Market System (the "Pricing Period"). If Sovereign directs the purchase of shares of Common Stock under the Plan in market transactions, the "Current Market Price" is defined as the weighted average of the actual price paid for shares of Common Stock purchased by the Agent.

     The purchase price of shares of Common Stock purchased with reinvested dividends will be the Current Market Price less the Dividend Reinvestment Discount, if any, then in effect. The purchase price of shares of Common Stock purchased with optional cash will be the Current Market Price less the Optional Cash Payment Discount, if any, then in effect. Sovereign, in its sole discretion, may change or eliminate the Dividend Reinvestment Discount or the Optional Cash Payment Discount upon sending Plan participants not less than 30 days' prior written notice thereof. As of the date of this Prospectus there is no Optional Cash Payment Discount.

11. How many shares of Common Stock will be purchased for participants?

     The number of shares to be purchased for your account depends on the amount of your dividend and/or optional cash payment and the purchase price of the shares. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per share.

12.  How are optional cash purchases made?

     The option to make cash purchases is available to shareholders of record at any time. Each such purchase, however, must be at least a minimum quarterly amount and purchases cannot exceed a total maximum quarterly amount, both as determined by Sovereign.

     As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum payment of $50 up to a maximum total of $5,000 per quarter. The minimum and maximum amounts of quarterly optional cash purchases, however, may be changed (or optional cash purchases may be eliminated) at Sovereign's discretion upon sending Plan participants not less than 30 days' prior written notice thereof.

     For purposes of the limitation on the maximum quarterly amount, all Plan accounts deemed by Sovereign to be under common control or management will be aggregated. Unless Sovereign grants prior permission to make a larger investment, Sovereign reserves the right to return to participants amounts which exceed the maximum quarterly amount. Participants may be permitted to invest amounts in excess of the maximum quarterly amount with the prior approval of Sovereign. Requests for such approval should be made during the five business day period beginning seven business days preceding the Pricing Period (as defined in the answer to Question 10), and such requests should be directed to the Company's Chief Financial Officer (610-320-8437) or Corporate Secretary (610-320-8412).

     An optional cash purchase may be made by you when joining the Plan by enclosing a check or money order payable in United States dollars (payable to "Chemical Mellon Shareholder Services") with the Authorization Card. Thereafter, optional cash purchases may be made through the use of the Cash Payment Forms which will be attached to each statement of account you receive.

13. When will your optional cash payments received by the Agent be invested?

     The Agent will apply any optional cash payment received during the 15 days immediately preceding each Pricing Period (as defined in the answer to Question 10) to the purchase of shares of Common Stock on the Investment Date which is the next business day following the Pricing Period. Any optional cash payment received after the first day of a Pricing Period will be applied to the purchase of Common Stock for your account on the Investment Date immediately following the next Pricing Period. Optional cash payments made by check or other draft will not be applied to the purchase of shares of Common Stock on the Investment Date unless such check or draft has cleared prior to such Investment Date. Under no circumstances will interest be paid on optional cash payments.

     Optional cash payments received by the Agent will be returned to you upon your written request if such request is received by the Agent not later than two business days prior to the first day of the Pricing Period.

14. Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

     No. All costs of administration of the Plan and all brokerage fees or commissions on shares purchased under the Plan are paid by Sovereign. There are no expenses in connection with withdrawal from the Plan unless you request that you receive certificates or that shares be sold upon your withdrawal from the Plan in both of which cases you will be charged fees. (See answers to Questions 17 and 21).

Reports to Participants

15. What kind of reports will be sent to you as a participant in the Plan?

     As soon as practicable after each purchase for your account, a statement will be mailed to you advising you of your cumulative investments for the current calendar year. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of shares of Common Stock, including Sovereign's annual and quarterly reports to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

Dividends on Fractions

16.  Will you be credited with dividends on fractions of shares?

     Yes.

Certificates for Shares

17.  Will certificates be issued for shares purchased?

     Shares of Common Stock purchased for your account will be held in the name of the Agent or its nominee for your account.
No certificates will be issued to you for shares in your account unless you so request the Agent in writing, or until your account is terminated. At any time, you may request the Agent to send you a certificate for some or all of the whole shares credited to your account. This request should be mailed to the Agent at the address set forth in the answer to Question 6. A $5.00 check payable to "Chemical Mellon Shareholder Services" for this service must accompany each request for certificates. Any remaining whole shares and any fraction of a share will remain credited to your account.

     Certificates for fractional shares will not be issued under any circumstances.

18. In whose name will certificates be registered when issued to you?

     Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

Custody Service

19.  May I send my certificates to the Agent for safekeeping?

     As an additional service to Plan participants, you may deposit with the Agent, free of charge, any or all certificates representing shares of Common Stock held by you. If you wish to use this service, you should elect the "safekeeping authorization" box on the Plan Authorization Card and return it to the Agent together with the certificate or certificates. Delivery of stock certificates is at the risk of the shareholder and, in the event of delivery by mail, insured registered mail with return receipt requested is recommended. The receipt by the Agent of any shares delivered for safekeeping will be shown on your account statement.

     Participating shareholders may withdraw some or all of their shares from the Agent's custody at any time by requesting in writing that a certificate(s) be issued for some or all of the full shares held by the Agent. To do so, you must follow the procedures and pay the fee described in the answer to Question 17.

Withdrawals

20.  When may you withdraw from the Plan?

     You may withdraw from the Plan at any time. If your request to withdraw is received prior to a dividend record date set by the Board of Directors for determining shareholders of record entitled to receive a dividend, your request will be processed on the day following receipt of the request by the Agent.

     If your request to withdraw is received by the Agent on or after a dividend record date but before the payment date, the Agent, in its sole discretion may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. Any optional cash payments which you may have sent to the Agent prior to a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in your request for withdrawal and your request for withdrawal is received by the Agent at least two business days prior to the first day of the Pricing Period. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

21.  How do you withdraw from the Plan?

     In order to withdraw from the Plan, you must notify the Agent in writing, at its address set forth in the answer to Question 6, that you wish to withdraw. When you withdraw from the Plan (subject to the answer to Question 20), or upon any termination of the Plan by Sovereign, you may request that a certificate for whole shares of Common Stock credited to your account under the Plan and all certificates held for safekeeping be issued to you. To do so, you must follow the procedure and pay the fee described in the answer to Question 17. A cash payment, based upon the sale price received by the Agent, will be made to you for any fraction of a share.

     Upon your withdrawal from the Plan, you may also request in writing that all or part of the shares of Common Stock credited to your account in the Plan be sold. If you request such sale, the Agent will make such sale for your account as soon as practicable after processing your request for withdrawal. You will receive the proceeds, less any brokerage fees or commissions and any applicable stock transfer tax, from the sale of the shares sold at your request.

Other Information

22. What happens if you sell or transfer all the shares registered in your name and held by you?

     If you dispose of all shares of Common Stock registered in your name and held by you, the shares purchased under the Plan and held in your account are unaffected. The Agent will continue to reinvest the dividends on shares remaining in your account unless and until you withdraw from the Plan or the Plan is terminated.

23. What happens if Sovereign declares a dividend payable in shares or declares a stock split?

     Any dividend payable in shares of Common Stock, and any additional shares of Common Stock distributed by Sovereign in connection with a stock split, with respect to shares credited to your Plan account will be added to your Plan account. Also, any dividends payable in shares of Common Stock, and any additional shares of Common Stock resulting from a stock split which are attributable to shares registered in your own name and not in your Plan account will be added to your Plan account in the same manner as shares credited to your Plan account.

     The total number of shares of Common Stock to be offered under the Plan will also be adjusted proportionately to take into account any stock splits, stock dividends or similar transactions.

24. How will your shares held by the Agent be voted at meetings of shareholders?

     Shares of Common Stock held by the Agent for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all shares of Common Stock registered in your own name as well as all full and fractional shares held by the Agent for your account or held by the Agent for safekeeping under the Plan.

     As in the case of nonparticipating shareholders, if no instructions are indicated by you on a properly signed and returned proxy card, all your shares -- those registered in your own name and those held by the Agent for your account under the Plan -- will be voted in accordance with recommendations of Sovereign's management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the shares covered by such proxy card (including those held by the Agent under the Plan) will be voted.

25. What are the responsibilities of Sovereign and the Agent under the Plan?

     Sovereign and the Agent will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares.

26.  May the Plan be changed or discontinued?

     Yes. Sovereign may suspend, terminate, modify or amend the Plan at any time. Notice will be sent to you of any such suspension or termination, or of any modification or amendment that alters its terms and conditions, as soon as possible after such action by Sovereign.

Employees

27. May employees of Sovereign and Sovereign Bank participate in the Plan?

     Yes. Employees who participate in Sovereign's Employee Stock Purchase Plan (the "ESPP") automatically participate in the Plan with respect to shares of Common Stock held in the employee's ESPP account. Employees who wish to participate in the Plan with respect to shares of Common Stock held otherwise than under the ESPP may do so in the manner provided for shareholders of record, provided they are record holders of at least one whole share of Common Stock.

Federal Income Tax Consequences

28. What are the federal income tax consequences of participation in the Plan?

     Reinvested Dividends.

     In the case of reinvested dividends, when shares are acquired for a participant's account directly from Sovereign, the participant will be considered to have received a dividend equal to the fair market value of the shares purchased (i.e., the number of shares purchased on his behalf multiplied by the fair market value per share on the Investment Date). The tax basis of such shares will also equal the fair market value of the shares on the Investment Date. The holding period of such shares will begin on the day following the Investment Date.

     In the case of reinvested dividends, when shares are acquired for a participant's account on the open market, the participant will be considered to have received a dividend equal to (i) the amount of cash used to purchase shares on his behalf (i.e., the number of shares so purchased multiplied by the average price per share paid by the Agent), plus (ii) that portion of the brokerage commissions paid by Sovereign which are attributable to such shares. The tax basis of such shares will also equal the amount of cash used to purchase the shares plus the allocable portion of the brokerage fees paid by Sovereign. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

     Optional Cash Payments.

     In the case of shares acquired directly from Sovereign with optional cash payments, a participant will be considered to have received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the optional cash payment. The tax basis of such shares will equal the amount of such excess, if any, plus the amount of the optional payment. The holding period of such shares will begin on the day following the Investment Date.

     In the case of shares acquired on the open market with optional cash payments, a participant will be considered to have received a dividend equal to that portion of the brokerage commissions paid by Sovereign which are attributable to such shares. The tax basis of such shares will equal the sum of
(i) the amount of the optional payment and (ii) the allocable portion of the brokerage fees paid by Sovereign. The holding period of such shares will begin on the day following the date on which the shares are credited to the participant's account.

     Additional Information.

     The foregoing discussion assumes that Sovereign will, from time to time, have earnings and profits (for federal tax purposes) in excess of its distributions to shareholders, and such is expected to be the case. A prospective participant should also note that the "fair market value" of a share of Common Stock on any relevant Investment Date is not necessarily equal to the Current Market Price of such share.

     The dividend income received by a corporate shareholder generally is eligible for a 70% dividends-received deduction if the shares are held for more than 45 days. The allowance of the dividends-received deduction, however, is limited when the corporate shareholder incurs any debt which is directly attributable to an investment in such stock.

     A participant will not realize any taxable income upon the receipt of certificates for whole shares credited to the participant's account under the Plan, either upon the participant's request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. A participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fractional share credited to the participant's account, however, will realize a gain or loss. Gain or loss will also be realized by the shareholder upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the shareholder receives for each whole or fractional share, and the shareholder's tax basis therefor. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the participant held the shares sold for more than one year, and otherwise will be short-term.

     A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

     The final statement received from the Agent during any calendar year will include tax information for the year.

     The foregoing discussion is only a brief summary of certain federal income tax provisions applicable to participation in the Plan based on current law and is for general information only.
It is not a complete enumeration or analysis of all the tax consequences of participating in the Plan and may not describe the tax consequences to a particular participant in light of individual circumstances. The law and interpretational authorities on which such summary is based are subject to change at any time, which could change the tax consequences described above. Accordingly, participants are urged to consult their own tax advisors for advice relating to the federal, state, local and foreign tax consequences of participation in the Plan.

                         USE OF PROCEEDS

     Sovereign knows neither the number of shares that will ultimately be purchased under the Plan nor the prices at which such shares will be purchased. To the extent that shares are purchased from Sovereign, Sovereign intends to add the proceeds from such purchases to the general funds of Sovereign for general corporate purposes.

                  DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital of Sovereign consists of 100,000,000 shares of Common Stock, no par value, and 7,500,000 shares of preferred stock, such preferred stock to be issuable, in series and classes having such par value, rights, preferences, privileges and restrictions as the Board of Directors of Sovereign may determine. Except as described below, each share of Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock.

     The following summaries of Sovereign's Articles of Incorporation, Bylaws and the Rights Plan (defined below) do not purport to be complete and are qualified in their entirety by reference to such instruments.

Common Stock

     Voting Rights.

     Prior to the issuance of any preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Shareholders will not be entitled to cumulate their votes for the election of directors.

     Dividends.

     Holders of shares of Common Stock are entitled to share ratably in dividends when and if declared by the Board of Directors of Sovereign from funds legally available therefor.
The timing and amount of any future dividends will depend on earnings, capital requirements, federal and state laws, regulations and policies and other factors deemed relevant by the Board of Directors. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of income. Payments of dividends by Sovereign Bank are subject to, among other things, regulations of the Office of Thrift Supervision governing capital distributions, which include cash dividends, by savings associations.

     Liquidation.

     In the event of any liquidation, dissolution or winding up of Sovereign, after payment of all debts and liabilities of Sovereign and payment of any liquidation preference plus accrued dividends applicable to any outstanding shares of preferred stock, holders of shares of Common Stock will be entitled to receive all assets of Sovereign available for distribution in cash or in kind.

     Preemptive Rights; Redemption.

     Holders of shares of Common Stock will not be entitled to preemptive rights with respect to any shares of Sovereign which may be issued. The Common Stock will not be subject to redemption. Upon receipt by Sovereign of the full specified purchase price therefor, shares of Common Stock will be fully paid and nonassessable.

Preferred Stock

     General.

     Sovereign's Board of Directors is authorized to approve the issuance of preferred stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of preferred stock issued will be determined by the Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Common Stock. Shares of preferred stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over Common Stock, and may be convertible into common stock, as determined by the Board of Directors at the time of issuance.

     On May 17, 1995, Sovereign issued 2,000,000 shares of 6-1/4%
Cumulative, Convertible Preferred Stock, Series B (the "Series B
Preferred Stock").

     Description of Series B Preferred Stock.

     Ranking. The Series B Preferred Stock will rank prior to Common Stock and Series A Junior Participating Preferred Stock, and on a parity with all other preferred stock of Sovereign (unless such other preferred stock is expressly made junior to the Series B Preferred Stock), with respect to the payment of dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign.

     Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cash dividends payable quarterly at the rate of 61/4% per annum. Dividends on the Series B Preferred Stock, calculated as a percentage of the liquidation preference, are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Dividends will be cumulative from the date of issue of the Series B Preferred Stock. So long as any Series B Preferred Stock is outstanding, Sovereign may not declare any dividends on the Common Stock or any other stock ranking as to dividends or distribution of assets junior to the Series B Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of Sovereign, other than Junior Stock, unless (i) full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of preferred stock other than Junior Stock, and (ii) Sovereign is not in default or in arrears with respect to any sinking or other analogous fund or any call for tenders, obligation or other agreement for the purchase, redemption or other retirement of any shares of preferred stock other than Junior Stock. If dividends on shares of the Series B Preferred Stock are in arrears, and there shall be outstanding shares of any other series of preferred stock ranking on a parity as to dividends with the shares of the Series B Preferred Stock, Sovereign in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding shares of the Series B Preferred Stock and shares of such other series of preferred stock in proportion to the respective amounts of dividends in arrears on such shares of Series B Preferred Stock and shares of other series of preferred stock.

     Conversion Rights. Holders of shares of Series B Preferred Stock have the right, at their option, to convert shares of Series B Preferred Stock into shares of Common Stock at any time at an initial conversion rate of 4.752 shares of Common Stock for each share of Series B Preferred Stock (equivalent to a conversion price of $10.523 per share of Common Stock), provided that if any of the Preferred Stock is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date fixed for redemption. The conversion rate is subject to adjustment in certain events, including:
(i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price; and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of Sovereign (excluding those referred to above).

     In the case of (i) any reclassification or change of the Common Stock, or (ii) a consolidation or merger involving Sovereign, or (iii) a sale or conveyance to another corporation of the property and assets of Sovereign as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Series B Preferred Stock then outstanding will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Series B Preferred Stock been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the holders of shares of Series B Preferred Stock are entitled to receive out of assets of Sovereign available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or of any other stock of Sovereign ranking as to such distribution junior to the Series B Preferred Stock, liquidating distributions in the amount of $50 per share plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of Sovereign ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of each other share will share ratably in any such distribution of assets of Sovereign in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by Sovereign. A consolidation or merger of Sovereign with or into any other corporation or corporations or a sale of all or substantially all of the assets of Sovereign will not be deemed to be a liquidation, dissolution or winding up of Sovereign.

     Redemption. The shares of Series B Preferred Stock are not redeemable prior to May 15, 1998. On or after May 15, 1998, at any time or from time to time, the shares of Series B Preferred Stock will be redeemable in whole or in part at the option of Sovereign, upon not less than 30 nor more than 60 days' notice, at a redemption price as set forth below plus, in each case, accrued and unpaid dividends to the redemption date.

               If Redeemed During the
          Twelve Months Beginning May 15,     Redemption Price

          1998...........................         $52.188
          1999...........................          51.875
          2000...........................          51.563
          2001...........................          51.250
          2002...........................          50.938
          2003...........................          50.625
          2004...........................          50.313
     and at $50 per share thereafter

     The Series B Preferred Stock may not be redeemed and Sovereign may not otherwise purchase or acquire any shares of the Series B Preferred Stock unless full cumulative dividends on the Series B Preferred Stock or on any series of preferred stock ranking on a parity with or senior to the Series B Preferred Stock have been paid or declared and set apart for payment and unless all matured obligations of Sovereign with respect to all sinking funds or purchase funds applicable to any other series of preferred stock then outstanding have been met.


     Voting Rights. Except as indicated below, or except as expressly required by applicable law, the holders of the Series B
Preferred Stock are not entitled to vote.

     If the equivalent of six quarterly dividends payable on any series of preferred stock of Sovereign are in default (whether or not declared consecutive), the holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and any other series of preferred stock, voting as a single class without regard to series, will be required (i) for any amendment to Sovereign's Articles of Incorporation (or any certificate supplemental thereto providing for the capital stock of the Corporation) or Bylaws which will materially and adversely change the preferences, privileges, rights or powers of the preferred stock, but, in any case in which one or more, but not all, series of preferred stock would be affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of all such series that would be so affected, voting separately as a class, will be required; or (ii) to issue any class of stock which shall have preference as to dividends or distribution of assets over any outstanding series of preferred stock.

Shareholder Rights Plan

     Sovereign maintains a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. They can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of the Common Stock or total voting power is declared by Sovereign's Board of Directors to be an "adverse person," as defined in the Rights Plan.

     After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% or an "adverse person") will entitle the holders to purchase either the Common Stock or the common stock of the potential acquirer, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Board can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Articles of Incorporation and Bylaws

     Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of the Common Stock and the removal of Sovereign's management. These provisions: (1) empower the Board of Directors, without shareholder approval, to issue preferred stock the terms of which, including voting power, are set by the Board; (2) divide the Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Board of Directors; (5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Articles of Incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign's voting stock at the highest price paid by such person for shares of Sovereign's voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require that shares with at least 66-2/3% of total voting power approve the repeal or amendment of the Bylaws; (10) require advance notice of nominations for the election of directors and the presenting of shareholder proposals at meetings of shareholders; and
(11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

Pennsylvania Law

     The Pennsylvania Business Corporation Law contains provisions applicable to Sovereign which may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and
(2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owing 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. To the extent applicable to Sovereign at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation, (2) provides that the Board need not consider the interests of any particular group as dominant or controlling,
(3) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control, (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation, and (5) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of the new fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control context. Sovereign opted out of coverage by the disgorgement and control-share acquisition statutes, also adopted in 1990, pursuant to a Bylaw amendment as permitted by the legislation; Sovereign can reverse this action under certain circumstances.

                          LEGAL MATTERS

     The legality of the shares of the Common Stock offered hereby will be passed upon for Sovereign by Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania 19603, counsel to
Sovereign.

                             EXPERTS

     The consolidated balance sheets of Sovereign and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1994 incorporated by reference in this Prospectus from Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon.

     The audited consolidated financial statements of Sovereign and subsidiaries have been so incorporated by reference in reliance upon the reports of Ernst & Young, which reports, incorporated by reference in this Prospectus, have been given upon the authority of such firms as experts in accounting and auditing.

                         INDEMNIFICATION

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The Bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of Sovereign and of its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.